MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1/A of Sears Oil and Gas Corporation (A Development Stage Company), of our report dated July 11, 2008 on our review of the financial statements of Sears Oil and Gas Corporation (A Development Stage Company) as of June 30, 2008, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the three-month and six-month periods ended June 30, 2008 and 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
July 15, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501